SHARE EXCHANGE AGREEMENT

THIS AGREEMENT made as of the 17th day of December 2012.

BETWEEN:

MINCO GOLD CORPORATION, a Corporation incorporated under the laws of British Columbia and having an address at Suite 2772 – 1055 West Georgia Street Vancouver, British Columbia, V6E 3R5

(the "Transferor")

AND:

MINCO RESOURCES LIMITED, a limited company incorporated under the laws of Hong Kong having an address at Suite 3201, Jardine House, 1 Connaught Place, Central, Hong Kong

(the "Transferee")

WHEREAS:

A.	The Transferor carries on the business of mineral exploration in the People’s Republic of China.

B.	The Transferor owns 100% of the issued shares (the "Minco China Shares") of Minco Mining (China) Corporation ("Minco China"), a subsidiary in the People’s Republic of China.

C.	The Transferor is the beneficial and registered owner of the sole issued share of the Transferee.

D.	The Transferor wishes to transfer the Minco China Shares to the Transferee in exchange for shares of the Transferee issued from its treasury.

E.	Minco China is a Wholly Owned Foreign Enterprise under Chinese law and as such the transfer of the Minco China Shares is subject to approval by certain Chinese authorities.

NOW THEREFORE THIS AGREEMENT WITNESSES in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration and the sum of CDN$1.00 now paid by each party hereto to the other (the receipt and sufficiency of which is hereby acknowledged), the parties hereto represent, warrant, covenant and agree as follows:

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1.	TRANSFER OF INTEREST

Subject to the terms and conditions below, at the closing of the transaction contemplated herein, the Transferor shall transfer the ownership of all of the Minco China Shares to the Transferee.

2.	CONSIDERATION

The consideration for the Minco China Shares being transferred pursuant to this Agreement is the allotment and issuance of 999,999 Ordinary shares of the Transferee (the "Shares") to the Transferor. In connection with the foregoing allotment, the Transferee shall issue share certificates representing the Shares to be allotted and issued to the Transferor pursuant to this Agreement.

3.	TAX ROLLOVER

The Transferor and the Transferee acknowledge and agree that the transfer of the shares of Minco China to the Transferee is being made at the Transferor's cost basis. The transfer is to have no immediate tax consequences to the Transferor and the provisions of subsection 85.1(3) of the Income Tax Act (Canada) and any other similar provision of an applicable tax law shall apply to the transfer of the Minco China Shares. The parties further acknowledge and agree that in consideration of the Minco China Shares, the Transferee will only issue shares from treasury to the Transferor.

4.	GOVERNING LAW

This Agreement will be governed by and interpreted in accordance with the laws of the Province of British Columbia.

5.	ACCEPTANCE BY CHINESE AUTHORITIES

It is a condition precedent to the completion of this Agreement that the transfer of the Minco China Shares to the Transferee be accepted by the relevant Chinese authorities. The Transferee shall be under no obligation to issue any shares from treasury unless and until that condition is fulfilled.

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6.	COUNTERPARTS

This Agreement may be signed in one or more counterparts, originally or by facsimile, each such counterpart taken together will form one and the same agreement.

TO EVIDENCE THEIR AGREEMENT each of the parties has executed this Agreement on the date first above written.

MINCO GOLD CORPORATION	)
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Per: /s/Jennifer Trevitt	)	c/s
Authorized Signatory	)
)

MINCO RESOURCES LIMITED	)
)
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Per: /s/ Ken Cai	)	c/s
Authorized Signatory	)
)